Exhibit 99.1

International Rectifier Expands Stock Repurchase Program by $50 Million

EL SEGUNDO, CA — July 20, 2010 — International Rectifier Corporation (NYSE:IRF) announced today that its Board of Directors has expanded the existing stock repurchasing program by authorizing an additional $50 million, bringing the total to $150 million.  International Rectifier has approximately $50 million remaining under the $100 million program authorized by the Board in October 2008.  The increase in the stock repurchase program is a result of the Company’s periodic review of its operating and strategic cash needs within the framework of the Company’s capital allocation model. The Company published its capital allocation model during its most recent analyst day in June of 2010.

“We believe that IR’s strong cash position and balance sheet coupled with potential future cash flow generation, provide the Company with flexibility to invest in future growth, pursue corporate initiatives and other business development opportunities, as well as enhance shareholder value through share repurchases,” stated Oleg Khaykin, President and Chief Executive Officer of International Rectifier.  “We will continue to periodically review the Company’s operating and strategic cash needs in view of the industry environment and allocate our capital in a disciplined and balanced manner in accordance with our capital allocation model.”

Capital Allocation Model

International Rectifier’s capital allocation model provides ample capital to make appropriate investments in the Company’s operational and strategic growth initiatives and enhance value to shareholders through a share repurchase program.

Any purchases under International Rectifier’s repurchase program may be made from time-to-time in the open market, or through privately negotiated or other types of transactions.  Depending on market conditions and other factors, these purchases may be commenced or suspended at any time, or from time-to-time, without prior notice.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “believe,” “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission including its most recent reports on Forms 10-Q and 10-K.

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Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Sian Cummings

310.252.7148